Exhibit 99.1

FOR IMMEDIATE RELEASE

December 12, 2007

BERND AND WITT NAMED TO OLD POINT FINANCIAL CORPORATION’S BOARD OF DIRECTORS

Hampton, Virginia Robert F. Shuford, Chairman, President and Chief Executive Officer of Old Point Financial Corporation (Nasdaq “OPOF”) announces the following:

David L. Bernd and Joseph R. Witt have been appointed to Old Point Financial Corporation’s Board of Directors.

Mr. Bernd has served as the Chief Executive Officer of Sentara Healthcare since 1994. He earned a B.A. from the College of William & Mary and his Masters of Hospital and Health Administration from the Medical College of Virginia. Mr. Bernd is a fellow in the American College of Healthcare Executives and a member of the Board of Trustees of Virginia Wesleyan College. He is also a member of the Board of Trustees, Endowment Association, College of William & Mary Foundation and is a member of the Board of the Old Point National Bank. He completed a year as Chairman of the American Hospital Association Board of Trustees and he currently serves on the Advisory Committee to the U.S. Secretary of Commerce on Measuring Innovation in the 21st Century Economy. Mr. Bernd was named King Neptune for the 2007 Neptune Festival in Virginia Beach.

Mr. Witt is the Corporate Treasurer of Ferguson, the largest distributor of plumbing, PVF, HVAC, waterworks and industrial supplies in the U.S. Mr. Witt is the immediate Past-Chair of the Peninsula Chamber of Commerce, President of the Virginia Living Museum, Chair of the Board of Advisors of the Peninsula Habitat for Humanity, a member of the Board of Directors’ of the Virginia Peninsula Food Bank and the Newport News Education Foundation, a member of the Board of the Old Point National Bank, a member of the Board of Advisors’ of the University of Virginia McIntire School of Commerce, the Hampton University School of Business and V.P. of the Newport News F.C. youth travel soccer club. Mr. Witt is a Certified Public Accountant, has a B.S. in Commerce from the University of Virginia and a M.B.A. from the University of Richmond.

Old Point Financial Corporation is the parent company of Old Point National Bank, a locally owned and managed community bank serving Hampton Roads with a 19-branch network extending from Chesapeake through James City County, and Old Point Trust & Financial Services, N.A., a wealth management services provider.

For more information contact: Lani Chisman Davis, Marketing Director, 757/ 728-1286